# Assignment

**Dated** **May 31** **2011**

## Between

(1) **Altima Central Asia (Master) Fund Ltd.** a company incorporated under the laws of the Cayman Islands with registered number MC188526 (the **Assignor**); and

(2) Bakhytbek Baiseitov citizen of the Republic of Kazakhstan, passport holder number 5895453 (the **Assignee**).

## Recitals

A By a facility agreement (the **Facility Agreement**) dated 20 June 2008 made between the Assignor and Caspian Services Inc., (the **Borrower**), the Assignor made a loan available to the Borrower upon the terms and subject to the conditions therein contained.

B The Assignor has agreed to sell to the Assignee and the Assignee has agreed to purchase from the Assignor all the Assignor's right, title and interest under and in respect of the Facility Agreement and to assume all the Assignor's obligations and liabilities under the Facility Agreement upon the terms and subject to the conditions set out in this Assignment as and from the date of this Assignment.

**Now it is agreed** as follows:

## 1 Definitions and Interpretation

1.1 Unless otherwise defined in this Assignment expressions defined in the Facility Agreement shall have the same meanings in this Assignment.

1.2 In this Assignment (unless otherwise provided):

(a) references to the Facility Agreement or to any other document or agreement are to be construed as references to the Facility Agreement or such other document or agreement as is in force for the time being and as amended, varied, supplemented, substituted or novated from time to time;

(b) words importing the singular shall include the plural and vice versa;

(c) references to a person shall include that person's assigns or transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, unincorporated body of persons or any state or any agency thereof;

(d) references to liability or liabilities are to be construed to include all liabilities and obligations whether actual, contingent, present or future and whether incurred solely or jointly or as principal or surety;

(e) the words **other** and **otherwise** shall not be construed *ejusdem generis* with any foregoing words where a wider construction is possible; and

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(f) the words **including** and **in particular** shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any foregoing words.

## 2 Assignment

2.1 In consideration of the payment by the Assignee to the Assignor by June 20th 2011 of the sum of US$12,861,575 (the **Transfer Price**), which is made by the Assignee within 20 (twenty) banking days from the date of signing by the parties of this Agreement, the Assignor assigns to the Assignee absolutely and without recourse to the Assignor all its right, title and interest in and under the Facility Agreement (including its right to repayment thereof and payment of interest thereon), such assignment to take effect on and from the date of this Agreement, subject to payment by the Assignee to the Assignor of the Transfer Price. The Parties agree that the Assignee must obtain the prior permission of the National Bank of the Republic of Kazakhstan for conducting such a payment of Transfer Price in accordance with the requirements of the current legislation of the Republic of Kazakhstan On Currency Regulation and Currency Control.

2.2 With effect from the date of this Agreement and in consideration of the assignment contained in Clause 2.1, the Assignee undertakes with the Assignor to all the liabilities and obligations of the Assignor under the Facility Agreement insofar as such liabilities and obligations remain on that date to be performed and to be bound by the terms and provisions of the Facility Agreement to the same extent and in the same manner as if it had participated in, and been party to, the Facility Agreement.

## 3 Representations and warranties

3.1 The Assignee confirms to the Assignor that:

(a) it has received a copy of the Facility Agreement and all documents, approvals and opinions relating to the Facility Agreement and/or the Borrower as the Assignee has required to see in connection with this Assignment and the Assignee accepts all the terms thereof;

(b) it has itself been, and will at all times continue to be, solely responsible for making its own independent appraisal of, and investigations into, (i) the financial condition, creditworthiness, affairs, status and nature of the Borrower and each other party to any document relating to the Facility Agreement or contemplated by this Assignment; (ii) the Facility Agreement and any other document relating thereto or contemplated by this Assignment; and (iii) the matters and things contemplated by the Facility Agreement or any such other document, and it has entered into this Assignment on the basis of such independent appraisal and investigations; and

(c) it has not relied, and will not hereafter rely, on the Assignor to appraise or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of the Borrower or any other party to any document relating to, or any matter or thing contemplated by the Facility Agreement or any such other document.

3.2 The Assignor makes no representation or warranty and assumes no responsibility with respect to:

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(a) the due execution, legality, validity, adequacy or enforceability of the Facility Agreement or any document relating thereto or contemplated thereby or the recoverability of the Loan or any other sum due thereunder; or

(b) the financial condition of the Borrower or any other party to any document relating to the Facility Agreement or contemplated thereby; or

(c) the performance by the Borrower or any other such party of its obligations under the Facility Agreement or any document relating thereto or contemplated thereby; or

(d) the accuracy of any representation or warranty made by the Borrower or any other such party in the Facility Agreement or any document relating thereto or contemplated thereby; or

(e) the accuracy of any opinions or certificates delivered or to be delivered under or in connection with the Facility Agreement or any document relating thereto or contemplated thereby;

and if the Borrower or any other person shall fail to perform any of its obligations under the Facility Agreement or any document relating thereto or contemplated thereby, the Assignee shall have no recourse whatsoever to the Assignor in respect of such failure.

3.3 The Assignor and the Assignee agree that:

(a) the Assignor has no residual beneficial interest in the Loan;

(b) the Assignee shall have no recourse or claim on the Assignor for any loss, cost, expense or liability sustained or incurred by the Assignee as a result of or in connection with this Assignment;

(c) the Assignor is not obliged to enter into any arrangements to repurchase the Loan or any part thereof at any time or other arrangements whereby the Loan or any part thereof is retransferred at any time to the Assignor;

(d) the Assignor is not obliged to enter into any arrangements to indemnify or compensate the Assignee for any losses incurred by the Assignee pursuant to this Assignment or by reason of any failure by the Borrower to perform any of its obligations under the Facility Agreement; and

(e) the Assignee and not the Assignor shall assume the risk in respect of any moratorium, rescheduling, refinancing, suspension of payments or similar arrangement or circumstances affecting the Loan.

3.4 The Assignee agrees at all times, with effect from the date of this Agreement, to keep the Assignor, its successors and assigns, indemnified against all actions, proceedings, demands, claims, liabilities, damages, costs and expenses whatsoever made against or incurred or sustained by the Assignor, its successors and assigns or for which the Assignor, its successors and assigns may be or become liable, in relation to the obligations and liabilities of Assignor under the Facility Agreement and which are assigned to the Assignee under this Assignment.

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## 4 Miscellaneous

4.1 The Assignee shall, promptly after the execution hereof, execute and deliver to the Borrower a notice in the form set out in the Schedule 1 to this Agreement.

4.2 Each party shall pay its own costs in connection with the negotiation, preparation and execution of this Assignment provided that the Assignee shall pay all stamp duty and documentation, registration or other like duties and taxes, if any, from time to time imposed on or in connection with this Assignment and shall indemnify the Assignor against any liability arising by reason of any delay or omission by the Assignee to pay such stamp duty, duties or taxes. The expenses of each party in connection with the execution of this Agreement must carry such corresponding side.

4.3 This Assignment shall be governed by, and construed in all respects in accordance with English law.

4.4 The parties hereto agree that the International Arbitration in Stockholm shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Assignment and for such purposes the parties irrevocably submit to the jurisdiction of such courts.

**In witness** whereof the Assignor and the Assignee has each executed this Assignment as a deed with the intention that it be delivered the day and year first before written.

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## Signatories

**The Assignor**

**Executed** as a deed by
**Altima Central Asia (Master) Fund Ltd.**
acting by
being a person who
in accordance with the law of ENGLAND & WALES
is acting under the authority of the company

AUTHORIZED SIGNATORY

**The Assignee**

**Executed** as a deed by
**Bakhytbek Baiseitov**
acting for himself
in accordance with the law of the Republic of Kazakhstan

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